Table of Contents

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: June 30, 2022

GRASS QOZF, INC.
(Exact name of issuer as specified in its charter)

Nevada	84-2497994
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

204 WEST SPEAR STREET, #3861 CARSON CITY, NEVADA 89703
(Full mailing address of principal executive offices)

(775) 886-0802
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

GRASS QOZF, INC.

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PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some of the statements in this Annual Report on Form 1-K constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Global conflicts such as the Russo-Ukrainian war.

•	Global pandemics such as the COVID-19 pandemic;

•	Our ability to effectively deploy the proceeds raised in this Offering;

•	Our ability to comply with the rules and regulations relating to investing in “qualified opportunity zones;”

•	Any modifications to the “qualified opportunity zone” provisions of the Internal Revenue Code of 1986, as amended (the “Code”), could have an adverse effect on our operations.

•	Risks associated with breaches of our data security;

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our ability to retain and hire competent employees and appropriately staff our operations;

•	Our dependence upon external sources for the financing of our operations,

•	Our ability to effectively execute our business plan;

•	Our failure to successfully operate acquired properties and operations;

•	Failure of acquisitions to yield anticipated results;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act)

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

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Although the forward-looking statements in this Annual Report on Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Annual Report on Form 1-K or otherwise make public statements updating our forward-looking statements.

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Item 1. Business

History

We were organized under the laws of the State of Nevada on July 24, 2019.

On September 16, 2019, RAGSS QOZB, Inc., a Nevada corporation (“RAGSS”) became our wholly-owned subsidiary.

On October 18, 2019, RAGSS purchased 4,500 shares of Sierra Software Systems, Inc., a Nevada corporation (“Sierra”) which constitutes 45% of the ownership interest of Sierra.

Through a series of transactions, RAGSS now owns 100% of the equity interests of SAMSARG, Inc., a Nevada corporation (“SAMSARG”).

Our fiscal year-end is June 30th.

Our Business

We, through our wholly-owned subsidiary, RAGSS, will concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” RAGSS owns 45% of the ownership interest of Sierra, a company specializing in software development and sales, and 100% of SAMSARG, a company which plans to offer FAA certified aircraft MRO capabilities to the aviation community.

SAMSARG, Inc.

SAMSARG is a new venture in the Northern Nevada region. Founded by three individuals with decades of experience in the aerospace/aviation industry, SAMSARG plans to offer FAA certified aircraft MRO capabilities to the aviation community. This capability is an essential necessity to ensure that aircraft are maintained in pre-determined conditions of airworthiness to safely transport passengers and cargo. Having the ability to provide MRO capability also gives SAMSARG a foundation to gain expected long term military aviation modification contracts from the U.S. Department of Defense (“DoD”).

There is an increasing need for the U.S. military to extend the service life for existing fleet aircraft as the cost of new aircraft has skyrocketed. Additionally, a future demand for maintaining and servicing executive and commercial aircraft supporting the Tahoe-Reno Industrial Center is anticipated. SAMSARG could fill both of these needs. The problem is that while the demand for MRO capability is increasing, especially on the U.S. military front, we believe the pool of contractors providing MRO capabilities is actually shrinking. Our management believes that traditional competitors have operation and quality plans that have not evolved with current regulatory requirements. Consequently, they are experiencing large fines and rework costs for noncompliant work in the MRO sector. Accordingly, we believe that some of those companies are migrating away from the MRO contract business. Plus, we believe the U.S. government is looking for new blood to accept the challenge and comply with the current and simultaneously increasing requirements. Our belief is based on our management being intimately involved in this space and know or have had dealings with a large number of providers in the MRO contract business. This involvement and knowledge of all the inner workings of the MRO contracting business was a primary catalyst for founding SAMSARG and collaterally to deploy the SSS software to give SAMSARG an advantage over all competitors. We are expecting to set a new industry standard for compliance with the current governmental regulatory requirements

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We believe the solution is that SAMSARG embraces evolutionary, efficient, compliant and modern operations to ensure the job is done correctly the first time, on time, and within budget both now and in the future. We believe SAMSARG is truly, the answer for both the Military and the future Commercial/Executive Customers. SAMSARG expects to spend approximately $7,750,000 to build a hangar and start operations at Silver Springs Airport in Nevada. Ground has been broken and footings poured for the hangar.

SAMSARG’s management team consists of the following:

•	Greg Johnson, Founder & Professional Engineer – 40+ years of experience working in the U.S. military & defense aerospace industry

•	Arthur Griswold, Repair Station Manager – 30+ years working with the Federal Aviation Authority, aviation and defense aerospace industries

•	Rodney Johnson, Repair Station Owner/Accountable Manager, FAA certified Airframe and Power-plant mechanic with Inspection Authorization – 30+ years in the aviation industry

Private Sector and Government Aircraft MRO Industry

The private sector and government aircraft MRO industry is the backbone providing aircraft inspection and repair capability for general aviation. Companies in this industry provide support services to air transportation companies, such as aircraft inspection, maintenance, repair, and parts overhaul. The personnel performing said services must be certified by the FAA. In addition, the completed work must comply with FAA approval standards to maintain the pre-determined conditions for airworthiness which are required to ensure that passengers and cargo can be safely transported.

The industry is competitive and growing due to the increased global demand for air transportation and the number of new aircraft deliveries versus the number of aging aircraft. An estimated 10-year global growth rate of aircraft in use is 40% spanning the timeframe from 2015-2025. The associated MRO market is also expected to grow 5% from $64.3B to $96B per annum by the year 2025.

SAMSARG’s Products and Services

SAMSARG expects to perform MRO services consisting of three basic sectors classified by the North American Industry Classification System (“NAICS”):

1.	NAICS Code 336411 – Aircraft Manufacturing/Conversion/Modification

2.	NAICS Code 336412 – Aircraft Engine and Engine Parts Manufacturing

3.	NAICS Code 336413 – Other Aircraft Parts and Auxiliary Equipment Manufacturing

For the private sector and government aircraft MRO industry, we believe there is an apparent void in Nevada that SAMSARG can fill. This in turn would provide Nevada residents an opportunity to grow and work in a challenging and technical field. Some positions at SAMSARG will require FAA certification. The Bureau of Labor Statistics, in 2016, reported that people trained and maintaining a certification earned about 1/3 more that those without certifications. Initially, SAMSARG anticipates working with Western Nevada College to assist in hiring qualified employees from the surrounding area to fill various jobs as the Company grows. Plus, there is an additional demand for education and training programs that would be appropriate with this anticipated growth as well. SAMSARG’s services will be based on Industry Standards and Practices proportionate with the MRO sectors.

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The additional airport services that SAMSARG expects to provide are the same standard services that pilots count on at all developed airports that they may visit:

•	Rapid maintenance and service;

•	Potable water service;

•	Waste system service;

•	Oxygen service;

•	Nitrogen service; and

•	Hydraulics system service.

SAMSARG’s Competition in the Private Sector and Government Aircraft MRO Industry

We have identified 7-9 potential competitors within the industry that provide the same or similar services at the level we provide.

Marketing SAMSARG’s Products and Services

SAMSARG will be looking to utilize the U.S. government System for Award Management (“SAM”) to obtain military contracts. SAMSARG is also seeking to take on existing contracts that are in the overflow situation with subordinate MRO companies due to schedule conflicts or other issues that may be impacting the completion of aircraft in their work flow. A significant portion of the business development approach will be through direct contact with aviation customers and organizations. Longer term, SAMSARG is expecting to grow through customer requests, fact-to-face meetings, industry advertising, publications and by “word of mouth” reputation.

Although the contract has not yet been awarded (and cannot be awarded until SAMSARG receives its Certificate of Occupancy for the hangar), initially, SAMSARG believes it will receive an aircraft modification contract award from a subordinate MRO, letter conditional award proffered upon request. The contract could include as many as 100 or more aircraft creating potential revenue of $31M over three years. This project would pay roughly $290,000 per aircraft and SAMSARG plans to have as many as six aircraft in work to deliver three aircraft per month. Additional contracts of this nature may also be available from the U.S. government. They may be reviewed on the U.S. government web portal known as FedBizOpps.gov or www.fbo.gov.

Sierra Software Systems, Inc.

Sierra leadership has long-term and broad-spectrum experience in the manufacturing industry. The management team consists of:

•	Sandra Johnson – President
Ms. Johnson is a degreed Industrial Engineer with manufacturing experience at companies like and including General Motors, FedEx and Stele.

•	Greg Johnson – Vice President of Engineering Research & New Product Development
Mr. Johnson is a licensed professional Engineer with experience at companies like and including Rockwell International, Litton Applied Technology and BAE Systems

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The Software Development and Sales Industry

The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management. Initial software sales commenced in March 2021. The cost of a license is expected to start at about $500 with the minimum monthly subscription being about $10. Year one revenues are anticipated to be $345,000 and increase year-after-year by 95%.

Sierra’s Products and Services

All manufacturing centers must manage production data and processes. Sierra is developing and marketing a unique proprietary set of software tools with blockchain related technology to support streamlining and efficiency while at the same time strengthening quality in the manufacturing environment. Sierra is developing software to meet government contract requirements to track and verify chain of custody from "creation/initiation to installation" of each unit utilized/installed under the contract. As such, Sierra is performing in the Computer Systems Design Services section of the North American Industry Classification System (NAICS) or NAICS code 541512.

Sierra currently has five modules under development with the first (for individual/personal users) and second (International Traffic in Arms Regulations (“ITAR”)) modules in BETA test. On December 18, 2020, there was a soft launch of Sierra’s individual/personal users module. On January 21, 2021, Sierra sold its first subscription license for its individual/personal user module and, on February 21 2021, Sierra sold its first subscription for business license. Sierra expects to deploy the ITAR module in January 2023. The third and fourth modules (cannabis and sativa) are expected to be released in Q32023 and the fifth module (medical) is expected to be released in Q42023.

Sierra’s Competition in the Software Development and Sales Industry

There are no competitors that we have been able to identify. Our platform is very unique and we are projecting that we will be the first to market provider.

Marketing Sierra’s Products and Services

The target market is those companies that are doing modification or manufacturing work for the U.S. government and having to follow AS9100 requirements pertaining to sources for parts and materials. The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra Software Systems can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management. Customers performing in any manufacturing function can benefit from adopting the Sierra data and process handling software tools. This includes both the commercial and government sectors. Plus, international companies can benefit as well.

Regulation in the Software Development and Sales Industry

Sierra has to have third party validation by a government approved testing facility (similar to underwriter laboratories certifications approvals, etc.).

Properties

SAMSARG intends to build and own hangars located at the Silver Springs Airport in Silver Springs, Nevada. SAMSARG has entered into an Industrial Land Sub-lease with Silver Springs Airport, LLC for a term of 45 years.

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Employees

We currently have one full-time employee, Mr. Harmer, and no part-time employees. We believe that we will be successful in attracting experienced and capable personnel. Our employees will enter into an agreement with us requiring them not to compete or disclose our proprietary information. Our employees will not be represented by any labor union.

Although we have no written employment agreement with Mr. Harmer, on June 24, 2020, our Board of Directors approved a $175,000 annual salary, a $1,500 annual phone/auto allowance, and a $2,500 annual insurance medical allowance for Mr. Harmer.

Intellectual Property

We do not currently own any intellectual property; however, in the future, we may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the section titled “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report on Form 1-K. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

General

We, through our wholly-owned subsidiary, RAGSS, will concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone property, which will enable us to be classified as a “qualified opportunity fund.” Because we will be a qualified opportunity fund, certain investors in the Company will be eligible for favorable capital gains tax treatment on their investments.

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RAGSS owns 100% of SAMSARG, which intends to offer FAA certified aircraft maintenance, repair and overhaul capabilities to the private sector and government aircraft industries through a hanger which has commenced construction at the Silver Springs Regional Airport in Nevada. Initial investments in the Company are expected to consist of purchasing the remaining equity interests of SAMSARG and Sierra, financing the construction of the hanger through SAMSARG and providing economic development to properties located in “qualified opportunity zones” in Northern Nevada, primarily, Silver Springs, Reno, and Fernley. The primary business of RAGSS is in alignment with SAMSARG and Sierra, in addition, expansion capability to invest in additional qualified businesses. RAGSS is currently focused on investing in qualified businesses such as SAMSARG, Sierra, General Aviation Hangars, Software Development and Sales, and other potential qualified businesses that RAGSS may wish to pursue. It is our intent for RAGSS derive revenue from SAMSARG on a consolidated basis as its wholly-owned subsidiary.

RAGSS also owns 45% of Sierra, which is engaged in development of proprietary software applications that facilitate secure handling of electronic digital data and files for required contract reporting stipulations, inventory source tracking, logistics, logging, etc. Sierra is developing software to meet government contract requirements to track and verify chain of custody from “creation/initiation to installation” of each unit utilized/installed under the contract. It is our intent for RAGSS to own 100% of Sierra and RAGSS will derive revenue from Sierra on a consolidated basis as its wholly-owned subsidiary.

Our management will manage our day-to-day operations and RAGSS management will manage our portfolio of investments. RAGSS management also has the authority to make all of the decisions regarding its investments, subject to the direction and oversight of our management. SAMSARG management will manage SAMSARG subject to oversight of RAGSS management. Sierra management will manage Sierra subject to oversight of RAGSS management.

We intend to concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone properties, which will enable us to be classified as a “qualified opportunity fund.” Because we will be a qualified opportunity fund, certain investors in our company will be eligible for favorable capital gains tax treatment on their investments. We cannot assure you that we will attain our investment objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, RAGSS management will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. We may, at any time and without stockholder approval, cease to be a qualified opportunity fund and acquire assets that do not qualify as qualified opportunity zone investments.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in aviation, many of which have greater financial resources and lower costs of capital available to them than we have. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Results of Operations for the Year Ended June 30, 2022

For the year ended June 30, 2022, we earned $22,950 of operating revenues and incurred operating expenses of $1,231,736. We earned $28,019 of other income and incurred $91,931 of other expenses. We incurred professional fees of $183,848 and payroll expenses of $692,299. As a result, we incurred a loss from operations of $1,208,786 for the year ended June 30, 2022.

During the year ended June 30, 2022, we had a loss before income tax benefit of $1,272,698.

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Results of Operations for the Year Ended June 30, 2021

For the year ended June 30, 2021, we earned no operating revenues and incurred operating expenses of $1,249,853. We earned $52,585 of other income and incurred $3,007 of other expenses. We incurred professional fees of $253,077 and payroll expenses of $666,829. As a result, we incurred a loss from operations of $1,249,853 for the year ended June 30, 2021.

During the year ended June 30, 2021, we had a loss before income tax benefit and non-controlling interest of $1,200,275.

Liquidity and Capital Resources for the Year Ended June 30, 2022

At June 30, 2022, we had a cash balance of $177,951, Our working capital at June 30, 2022 was $(2,303,614).

For the year ended June 30, 2022, we incurred a net loss of $1,013,474. Net cash used in operating activities was $652,761 for the year ended June 30, 2022.

We are dependent upon the net proceeds from our current offering to conduct our proposed operations. We will obtain the capital required to purchase new investments and conduct our operations from the proceeds of our current offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any funds from our operations. If we are unable to raise the maximum amount of gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered entity, regardless of whether we are able to raise substantial funds in our current offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make additional investments.

We have outstanding debt of $3,894,788 as of June 30, 2022, and have not received a commitment from any lender to provide us with financing. The outstanding debt will require cash requirements of $83,167 and $112,500 during the year ending June 30, 2023 for principal and interest payments respectively.

Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered entity, regardless of whether we are able to raise substantial funds in our current offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make additional investments.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our management. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we may enter into agreements with our management pursuant to which we may make payments to our management in connection with the management of the Company and costs incurred by our management and its affiliates in providing services to us. In addition, we will be required to pay certain fees and expenses to third-party administrative and processing agents for administrative and processing services in connection with our current offering.

On December 26, 2019, RAGSS entered into a Revolving Line of Credit Note with Sierra pursuant to which RAGSS agreed to lend to Sierra a principal amount of up to $350,000 at 0.75% simple interest payable monthly on any unpaid principal. Maturity dates on any advances are 36 months from each advance. Advances under the note are secured by any contracts Sierra negotiates using advances from the note. As of June 30, 2022, $274,713 was owed under this note.

Liquidity and Capital Resources for the Year Ended June 30, 2021

At June 30, 2021, we had a cash balance of $129,709, Our working capital at June 30, 2021 was $(1,193,959).

For the year ended June 30, 2021, we incurred a net loss of $927,676. Net cash used in operating activities was $713,269 for the year ended June 30, 2021.

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Market Outlook — Aircraft MRO Industry

The private sector and government aircraft maintenance, repair, overhaul (“MRO”) industry is the backbone providing aircraft inspection and repair capability for general aviation. Companies in this industry provide support services to air transportation companies, such as aircraft inspection, maintenance, repair, and parts overhaul. The personnel performing said services must be certified by the FAA. In addition, the completed work must comply with FAA approval standards to maintain the pre-determined conditions for airworthiness which are required to ensure that passengers and cargo can be safely transported.

The industry is competitive and growing due to the increased global demand for air transportation and the number of new aircraft deliveries versus the number of aging aircraft. An estimated 10-year global growth rate of aircraft in use is 40% spanning the timeframe from 2015-2025. The associated MRO market is also expected to grow 5% from $64.3B to $96B per annum by the year 2025.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting qualified opportunity zone investments, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Market Outlook — Software Development and Sales Industry

The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management.

Contractual Obligations and Other Long-Term Liabilities

As of June 30, 2022, we did have contractual obligations or other long-term liabilities. As of June 30, 2022 there are notes payable in the amount of $3,894,788, of which $3,811,621 is considered long-term.

Off-Balance Sheet Arrangements

As of June 30, 2022, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain.

These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

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Valuation of Financial Instruments

Proper valuation of financial instruments is a critical component of our financial statement preparation. ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants at the measurement date (i.e., the exit price).

We will categorize our financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the consolidated balance sheets will be categorized based on the inputs to the valuation techniques as follows:

•	Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

•	Financial assets and liabilities whose values are based on the following:

o	quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

o	quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

o	pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

o	pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (for example, certain mortgage loans).

Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include private equity investments, commercial mortgage-backed securities, and long-dated or complex derivatives including certain foreign exchange options and long dated options on gas and power).

The fair values of our financial instruments will be based on observable market prices when available. Such prices will be based on the last sales price on the date of determination, or, if no sales occurred on such day, at the “bid” price at the close of business on such day and if sold short at the “ask” price at the close of business on such day. Interest rate swap contracts will be valued based on market rates or prices obtained from recognized financial data service providers. Generally, these prices will be provided by a recognized financial data service provider.

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Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. ASC 825 permits the fair value option election on an instrument-by-instrument basis at initial recognition. We will determine the fair value of financial assets and financial liabilities for which the ASC 825 election is made pursuant to the guidance in ASC 820.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of June 30, 2022:

As of June 30, 2022, we had no full-time employees, who were not executive officers of the Company, and no part-time employees.

The directors and executive officers of the Company and RAGSS as of June 30, 2022 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Don Harmer	Director, President, Secretary, and Treasurer	66	July 25, 2019	30

Dan Shore	Director, President, Secretary, and Treasurer of RAGSS	64	September 4, 2019	30

Don Harmer, President/CEO

Don Harmer is a founder of GRASS QOZF, Inc. Since 1993, Mr. Harmer has been an owner, President and CEO of Corporate Services of Nevada, a Nevada Corporation providing business structuring, executive management advisory, incorporation and enterprise risk management services. Mr. Harmer has significant experience as a leader in small to mid-sized high growth start-ups and emergent small businesses at both the key executive and board of director levels. Mr. Harmer understands how to develop, polish and implement innovative business structures and strategies in dynamic marketplaces to produce positive results. Mr. Harmer’s motivation is in seeing organizations outperform by acting nimbly, with a bias for action and utilizing adaptable system management and marketing strategies to create industry-specific focused experiences that consistently drive revenue growth. Mr. Harmer provides ongoing guidance in the operation and success of the Company, its affiliates and subsidiaries.

Dan Shore, President/CEO of RAGSS

Dan Shore is a founder of GRASS QOZF, Inc. and, since its inception in August 2019, has served as President/CEO of RAGSS QOZB, Inc. Mr. Shore has vast experience managing commercial development and construction projects enabling him to provide an enhanced level of vision, structure and planning direction critical to the success of the enterprise. Mr. Shore’s practical design and leadership experience in commercial shells and interiors and successful business park development evolved into establishing Shore and Associates, Inc., a successful commercial real estate development and construction management firm, in 1990. Shore and Associates, Inc. also conducted business as Shore Management and Development, a dba of Shore and Associates, Inc. In April 2012, Mr. Shore moved his business to Nevada and created Shore Management & Development NV. With over 30 years of managing billions of dollars in over 1,000 delivered projects from high end retail, manufacturing, distribution, millions square feet of ground-up and interior campus build-outs for Fortune 500 companies throughout the world Mr. Shore and his company are highly regarded in the marketplace. Mr. Shore provides ongoing guidance in the operation and success of RAGSS and its subsidiaries.

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Family Relationships

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than 5% of the any class of the Company’s equity securities.

Legal/Disciplinary History

None of our officers or directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses).

None of our officers or directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities.

None of our officers or directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the SEC, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated.

None of our officers or directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

EXECUTIVE COMPENSATION

Employment Agreements

Although we have no written employment agreement with Mr. Harmer, on June 24, 2020, our Board of Directors approved a $175,000 annual salary, a $1,500 monthly phone/auto allowance, and a $2,500 monthly insurance medical allowance for Mr. Harmer.

The following table represents information regarding the total compensation of our officers and directors of the Company for the year ended June 30, 2022:

	Cash Compensation		Other Compensation		Total Compensation
Name and Principal Position
Don Harmer, CEO and Director	$175,000	(1)	$48,000	(2)	$223,000
Daniel Shore, CEO and Director of RAGSS	$175,000	(3)	$18,000	(4)	$193,000
Total	$350,000		$66,000		$416,000

(1)	$175,000 of which was accrued and unpaid.

(2)	$48,000 of which was accrued and unpaid.

(3)	$175,000 of which was accrued and unpaid.

(4)	$18,000 of which was accrued and unpaid.

13

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information known to us regarding beneficial ownership of our stock for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 10% of our stock. The percentage of beneficial ownership in the table below is based on 48,904,284 shares of Common Stock deemed to be outstanding as of November 3, 2022.

Shareholder	Address	Shares Owned	Percentage of Class

Donald R. and Joylyn M. Harmer	2270 Chipmunk Drive Washoe Valley, NV 89703	6,250,000	12.78%
Daniel and Pamela Shore	555 West Plumb Lane, B432 Reno, NV 89509	28,125,000	57.51%
Officers and Directors as a Group		34,375,000	70.29%
Gregory L. and Sandra Y. Johnson	P.O. Box 60039 Reno, NV 89506	6,635,000	13.57%

Item 5. Interest of Management and Others in Certain Transactions

See the disclosure under “EXECUTIVE COMPENSATION” above.

Except as disclosed herein, from July 1, 2020 through the present, there are no transactions or any currently proposed transactions to which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds the lesser of $120,000 and one percent of the Company’s total assets at June 30, 2022, and in which any of the following persons had or is to have a direct or indirect material interest, naming the person and stating his or her relationship to the Company, the nature of the person’s interest in the transaction and, where practicable, the amount of such interest:

•	Any director or executive officer of the Company;

•	Any nominee for election as a director;

•	Any stockholder who beneficially owns more than 10% of any class of the Company’s voting securities;

•	Any promoter of the Company; or

•	Any immediate family member of the above persons.

14

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Board Composition

Our Board of Directors currently consists of one member. Each director of the Company serves until the next annual meeting of shareholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our Board of Directors is authorized to appoint persons to the offices of Chairman of the Board of Directors, Executive Chairman, President, Chief Executive Officer, Chief Financial Officer, Vice President, Treasurer, and Secretary and such other offices as may be determined by the Board of Directors.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our shareholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report on Form 1-K on the following page.

15

INDEX TO FINANCIAL STATEMENTS

GRASS QOZF, INC.

Independent Auditor’s Report	F-2
Financial Statements
Audited Consolidated Balance Sheets as of June 30, 2022 and 2021	F-4
Audited Consolidated Statement of Operations for the years ended June 30, 2022 and 2021	F-5
Audited Consolidated Statement of Stockholders’ Equity for the years ended June 30, 2022 and 2021	F-6
Audited Consolidated Statement of Cash Flows for the years ended June 30, 2022 and 2021	F-7
Notes to Audited Consolidated Financial Statements	F-8

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
of GRASS QOZF, Inc.

Opinion

We have audited the accompanying consolidated financial statements of GRASS QOZF, Inc. (a State of Nevada corporation), which comprise the consolidated balance sheets as of June 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GRASS QOZF, Inc. as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of GRASS QOZF, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

2021 Financial Statements Restated

As discussed in Note 14 to the consolidated financial statements, the 2021 consolidated financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about GRASS QOZF, Inc.’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of GRASS QOZF, Inc.’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about GRASS QOZF, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

November 8, 2022

F-3

GRASS QOZF, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022 and 2021

F-4

GRASS QOZF, INC.

CONSOLIDATED BALANCE SHEET

FOR THE YEAR ENDED JUNE 30, 2022

	June 30,	June 30,
	2022	2021
		Restated
ASSETS
CURRENT ASSETS
Cash	$177,951	$129,709
Accounts receivable	300	–
Accrued interest receivable	195	6
Total current assets	178,446	129,715

DEFERRED TAX ASSET, net of valuation allowance	621,938	362,714

PROPERTY AND EQUIPMENT, net of accumulated depreciation	5,495,593	2,261,299

OTHER ASSETS
Credit line receivable	274,713	135,543
Deposits	451,000	–
Investments	386,077	386,077
Other assets	7,500	7,500
Total other assets	1,119,290	529,120

Total assets	$7,415,267	$3,282,848

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,460,202	$482,033
Accounts payable related party	60,000	12,000
Accrued interest payable	83	24
Advances payable related parties	815,000	715,000
Credit cards payable	62,508	31,283
Prepaid rental income	1,100	–
Current portion of long-term-debt	83,167	83,334
Total current liabilities	2,482,060	1,323,674

LONG TERM DEBT	3,811,621	166,666

STOCKHOLDERS' EQUITY
Common stock (see Note 9)	48,898	48,717
Additional paid-in-capital	3,761,061	3,403,690
Accumulated deficit	(2,673,373)	(1,659,899)
Stock subscriptions receivable	(15,000)	–
Total equity	1,121,586	1,792,508

Total liabilities and stockholders' equity	$7,415,267	$3,282,848

The accompanying notes are an integral part of the financial statements

F-5

GRASS QOZF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2022

	June 30,	June 30,
	2022	2021
		Restated
REVENUES	$22,950	$–

OPERATING AND ADMINISTRATIVE EXPENSES

Advertising	68,966	123,330
Automobile and travel	3,973	3,003
Bank service charges	9,584	1,508
Contract labor and payroll	692,299	666,829
Depreciation	12,873	5,886
Donations	200	1,000
Dues and subscriptions	2,910	–
Executive allowance	70,500	48,000
Insurance	81,018	57,731
Licenses and fees	9,105	6,893
Meals	7,206	6,262
Miscellaneous	–	56
Office expenses	683	1,303
Postage	712	1,144
Professional fees	183,848	253,077
Property taxes	6,661	–
Rent	74,039	72,091
Repairs and maintenance	2,119	1,740
Telephone and utilities	5,040	–
Total operating expenses	1,231,736	1,249,853

Loss from operations	(1,208,786)	(1,249,853)

OTHER INCOME (EXPENSE)
Forgiveness of SBA PPP Loan	–	41,652
Pandemic Emergency Technical Support (PETS) Grant	–	10,000
Reimbursed expenses	25,000	–
Interest income	3,019	933
Interest expense	(91,931)	(3,007)
	(63,912)	49,578

Loss before income tax benefit	(1,272,698)	(1,200,275)

INCOME TAX BENEFIT	259,224	272,599
Net loss	(1,013,474)	(927,676)
Net loss attributable to non-controlling interests	–	39,127
Net loss attributable to GRASS QOZF shareholders	$(1,013,474)	$(888,549)

The accompanying notes are an integral part of the financial statements

F-6

GRASS QOZF, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED JUNE 30, 2022

				Additional
	Common Stock		Stock	Paid-in	Accumulated	Total
	Shares	Amount	Subscriptions	Capital	Deficit	Equity

Balance at July 1, 2021, as restated	48,716,146	$48,717	$–	$3,403,690	$(1,659,899)	$1,792,508

Common stock issued for cash	171,276	166	–	342,386	–	342,552

Stock subscriptions receivable	7,500	15	(15,000)	14,985	–	–

Net loss	–	–	–	–	(1,013,474)	(1,013,474)

Balance at June 30, 2022	48,894,922	$48,898	$(15,000)	$3,761,061	$(2,673,373)	$1,121,586

GRASS QOZF, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED JUNE 30, 2021 (RESTATED)

						Equity attributable
	Common Stock		Stock	Additional Paid-in	Accumulated	to Grass QOZF	to noncontrolling	Total
	Shares	Amount	Subscriptions	Capital	Deficit	Shareholders	Shareholders	Equity

Balance at July 1, 2020	48,077,546	$48,078	$(15,000)	$3,079,404	$(771,350)	$2,341,132	$110,052	$2,451,184

Common stock issued for cash	254,000	254	–	253,746	–	254,000	–	254,000

Adjustment to noncontrolling interest to fair value as part of acquisition	–	–	–	–	–	–	(39,127)	(39,127)

Issuance of common stock in exchange for noncontrolling interest shares	384,600	385	–	70,540	–	70,925	(70,925)	–

Receipt of cash for stock subscription receivable	–	–	15,000	–	–	15,000		15,000

Net loss as restated	–	–	–	–	(888,549)	(888,549)		(888,549)

Balance at June 30, 2021 (as restated)	48,716,146	$48,717	$–	$3,403,690	$(1,659,899)	$1,792,508	$–	$1,792,508

The accompanying notes are an integral part of the financial statements

F-7

GRASS QOZF, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2022

	For the years ended
	June 30,	June 30,
	2022	2021
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,013,474)	$(927,676)

Adjustments to reconcile net loss to cash flows used by operating activities
Depreciation	12,873	5,886
Forgiveness of SBA PPP Loan	–	(41,652)
Change in deferred income taxes
(Increase) decrease in deferred tax asset	(259,224)	(272,599)
Changes in certain components of working capital
(Increase) decrease in:
Accounts receivable	(300)	–
Accrued interest receivable	(189)	63
Deposits	(451,000)	–
Increase (decrease) in:
Accounts payable	978,169	479,402
Accounts payable related party	48,000	12,000
Accrued interest payable	59	24
Credit cards payable	31,225	31,283
Prepaid rental income	1,100	–
Net cash used by operating activities	(652,761)	(713,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases and construction of property and equipment	(3,247,167)	(563,667)
Purchases of cost basis investments	–	(110,000)
Advances on credit line receivable	(155,000)	(87,500)
Repayments on credit line receivable	15,830	10,285
Net cash used by investing activities	(3,386,337)	(750,882)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made by shareholders	100,000	715,000
Proceeds received from stock subscriptions receivable	–	15,000
Proceeds from long-term debt	4,750,000	–
Payments on long-term debt	(1,105,212)	–
Proceeds from issuance of common stock	342,552	254,000
Net cash provided by financing activities	4,087,340	984,000

NET INCREASE (DECREASE) IN CASH	48,242	(480,151)

CASH, beginning of year	129,709	609,860

CASH, end of year	$177,951	129,709

SUPPLEMENTAL CASH FLOW DATA
Cash paid during period for:
Interest	$91,848	$2,983
Income taxes	$–	$–

The accompanying notes are an integral part of the financial statements

F-8

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - PRINCIPAL BUSINESS ACTIVITY

Growth-Resources, Assets, Safety, Stability Qualified Opportunity Zone Fund, Inc. (GRASS QOZF) is a Qualified Opportunity Zone Fund organized as a corporation created under the laws of the State of Nevada, which commenced operation on July 24, 2019. Organized under Internal Revenue Code (IRC) § 1400Z, the Fund is the parent of Revolutionary-Asset Growth, Strategies, Solutions Qualified Opportunity Zone Business, Inc. (RAGSS QOZB). The Fund must invest at least 90% of its assets in Qualified Opportunity Zone property.

RAGSS, QOZB, Inc. is a Qualified Opportunity Zone Business (QOZ business) located in Northern Nevada. RAGSS QOZB strategies are to expand and develop existing aviation business, invest in Opportunity Zone Businesses, and provide economic development within a defined Opportunity Zone (OZ), Silver Springs, Reno, and Fernley in Nevada. As a QOZ business, RAGSS plans to manage and operate several other businesses located in the OZ.

Samsarg, Inc. is a Qualified Opportunity Zone Business (QOZ business) located in Northern Nevada. Samsarg, Inc. is a subsidiary of RAGSS, QOZB and is constructing an aircraft hangar in the Silver Springs, Reno, and Fernley opportunity zone.

Opportunity Zones are designed to incentivize new equity investments in low-income communities nationwide offering investors incentives related to the tax treatment of capital gains which are dependent on the longevity of an investors’ stake in a qualified opportunity fund. The three core tax incentives are: temporary deferral of inclusion in taxable income, step-up in basis for deferred capital gains reinvested in an opportunity fund, and permanent exclusion from taxable income of capital gains from the sale or exchange of an investment in an opportunity fund if the investment is held for at least 10 years.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles.

Principles of Consolidation

The consolidated financial statements include the accounts of the GRASS QOZF, RAGSS QOZB (a wholly owned subsidiary of GRASS QOZF) and Samsarg, Inc. (a wholly owned subsidiary of RAGSS QOZB). All significant intercompany balances and transactions have been eliminated in consolidation.

F-9

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is provided by the straight-line or the declining balance method over the estimated useful lives of the respective assets, ranging from three to ten years. The Company capitalizes all assets purchased with an estimated useful life greater than one year. Maintenance, repairs, and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains and losses on dispositions of property and equipment are included in the results of operations. Construction-in-progress consists of costs of construction related to the facility for aircraft maintenance, repair, and overhaul (MRO) capabilities. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use.

Recognition of Revenue

The Company has adopted FASB Accounting Standards Update 2014-09 Revenue from Contracts with Customers (Topic 606), a comprehensive, principles-based framework and five-step decision making model for recognizing revenue. Generally, the standards for recognition of revenues and expenses are as follows. Revenue should be recognized when the entity satisfies a performance obligation by transferring promised goods, or services, to a customer. Expenses are recognized when the related revenue is recognized if the cost is clearly associated with the revenue, or in the period incurred if the cost provides no discernible future benefit.

Risks and uncertainties

Contingent liabilities are to be disclosed when the possibility of a future liability is less than probable, but more likely than remote. Under accounting standards, no provision is required for such items if a future transfer of benefits is not probable or cannot be reliably measured. As of June 30, 2022, there were no material contingencies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Recent accounting pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases, (Topic 842). The ASU will require assets and liabilities arising from leases, including operating leases to be recognized on the balance sheet. The ASU is effective for annual reporting periods beginning after December 15, 2021, and requires a modified retrospective transition method. The Company will implement the standard for the year ending June 30, 2023 and realizes that it will need to record the assets and corresponding liabilities related to the leases referred to in Note 10.

F-10

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements (continued)

In December 2019, the FASB issued ASU 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, we have not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

Fair Value – Definition and Hierarchy

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between: (1) market participants assumptions developed based on the market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the beat information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs to valuation technique used to measure fair value into three broad levels, as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.

F-11

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value – Definition and Hierarchy (continued)

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the following:

a. Quoted prices for similar assets or liabilities in active markets.

b. Quoted prices for identical or similar assets or liabilities in markets that are not active.

c. Inputs other than quoted prices that are observable for the asset or liability; and

d. Inputs that are derived principally from or, corroborated by observable market data by correlation or other means.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances, which might include the reporting entity’s own data. However, market participant assumptions cannot be ignored and, accordingly, the reporting entity’s own data used to develop unobservable inputs are adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. When determining fair value, the Fund uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Fund to determine fair value are considered to be market or income approaches.

Cost Method Investment

The Company accounts for investments with less than 20% of the decision-making ability over the operations of a partnership, LLC or closely held corporation or investments with no easily determinable fair value, at historical cost (purchase price). If cost exceeds fair value, an impairment loss will be recognized unless the impairment is considered temporary. Declines in fair value below cost will be considered other-than-temporary based on the length of time it will take for the investment’s value to exceed its’ cost compared to the Company’s intent and ability to hold the investment. Ongoing reviews by the Company’s management are based on an assessment of trends in the performance of each underlying investment from the inception date through the most recent valuation date.

F-12

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. Deferred taxes are also related to deferred taxes for operating losses that are available to offset future taxable income. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has adopted FASB Codification Topic 740, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken on tax returns. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position and the related interest and penalties. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of June 30, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

The Company has not been notified of any pending Internal Revenue Service (IRS) examination; its returns are subject to examination within a three-year statute of limitations. At June 30, 2022, the 2019 through the current period tax returns are subject to examination by the IRS.

Organizational Costs

Organizational costs are expensed as incurred.

Reclassifications

Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

NOTE 3 - CONCENTRATION OF CASH

The Company maintains its cash in separate commercial banks. These non-interest-bearing accounts are each insured up to a total of $250,000 at June 30, 2022, by the Federal Deposit Insurance Corporation (FDIC). At June 30, 2022, and 2021, the Company was not at risk for any uninsured cash balances.

F-13

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2022	June 30, 2021

Machinery and equipment	$62,152	$51,152
Computer equipment	1,777	1,777
Fernley airfield	394,244	394,244
Fernley airfield hangars	245,000	245,000
Fernley airfield equipment	5,000	5,000
Fernley land	155,756	155,756
Construction-in-progress	4,674,366	1,438,199
	5,538,295	2,291,128
Less accumulated depreciation	42,702	29,829
	$5,495,593	$2,261,299

Construction-in-progress consists of an airplane hangar being constructed in the Silver Springs, Nevada opportunity zone.

Depreciation expense of $12,873 and 5,886 was incurred for the period ended June 30, 2022, and 2021, respectively.

Note 5 - Revolving Line of Credit

On December 26, 2019, RAGSS QOZB (lender) entered into a revolving credit agreement with Sierra Software Systems, Inc. (borrower), a related party, providing for maximum borrowing of $350,000 for a three-year period. Interest accrues monthly on the aggregate unpaid principal amount at 0.75%. During the years ended June 30, 2022, and 2021, the borrower received $155,000 and $87,500 of draws from the line of credit and repaid $15,830 and $10,285 of principal and $1,591 and $805 of interest respectively. As of June 30, 2022, and 2021, there was $75,287 and $214,457 available to be drawn on the credit line respectively.

Note 6 - DEPOSITS

The Company has contracted with Sierra Software Solutions, Inc. (a related party) to develop custom software. The software is in the development phase and the amounts paid to date for the development total $451,000 as of June 30, 2022.

NOTE 7 - INVESTMENTS

The Company’s investments as of June 30, 2022, and 2021, consist of the following:

	Cost	Percentage Ownership
Galena Hill Systems, Inc., common stock (at cost)	$375,627	3.90%
Sierra Software Systems, Inc., common stock (at cost)	450	45.00%
Flirtey Inc., common stock (at cost)	10,000	0.01%
Total investments	$386,077

F-14

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - INVESTMENTS (CONTINUED)

Galena Hill Systems, Inc. is a private entity with its common stock not having a readily determined fair value. Thus, the investment is recorded at its cost basis.

Due to the minimal investment and no operations of Sierra Software Systems, Inc., the Company is accounting for this investment under the cost method.

Flirtey, Inc. is a private entity with its common stock not having a readily determined fair value. Thus, the investment is recorded at its cost basis.

The Company did not receive dividends or earnings during the current period for the investments.

Due to the absence of impairment indicators, impairment has not been calculated for investments, as of June 30, 2022.

Note 8 - NOTEs PAYABLE

Notes payable consist of the following at:

	June 30, 2022	June 30, 2021
Note payable, John Rice; $250,000 face value; dated June 1, 2021; payable in three (3) equal payments of $83,334 beginning on December 30, 2021, including imputed interest at 0.10% per annum, due December 30, 2023, unsecured.	$166,812	$250,000

Note payable Prestamos CDFI, LLC; $3,750,000 face value; dated September 2, 2021; interest only payments of $9,375 per month at 3.00% from December 1, 2021 to August 1, 2028, balloon payment of $3,750,000 plus any unpaid interest due June 1, 2028; secured by a security agreement in all assets belonging to the borrower, all accounts and credit cards receivable, instruments, chattel paper, general intangibles, contracts, contract rights and any and all proceeds and collections thereof; and all inventory, goods, merchandise, materials, goods in process, finished goods, packaging and shipping materials, and other personal property. The note contains certain financial covenants, which the Company, to the best of their knowledge, is in compliance. The loan balance at June 30,2022 is shown net of a loan deposit of $22,024. The loan deposit consisted of $25,000 in loan fees paid to Prestamos reduced by $2,976 of interest on the deposit incurred for the period ending June 30, 2022.	3,727,976	–
	3,894,788	250,000
Less current portion	(83,167)	(83,334)
	$3,811,621	$166,666

F-15

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 8 - NOTEs PAYABLE (CONTINUED)

Principal payments on the notes are due as follows at:

	June 30, 2022	June 30, 2021
2023	$83,167	$83,334
2024	83,645	83,334
2025	–	83,332
2026	–	–
2027	–	–
Thereafter	3,727,976	–
	$3,984,788	$250,000

NOTE 9 - COMMON STOCK

As of June 30, 2022, stock consisted of GRASS QOZF, Inc. common stock, par value of $0.001 per share, 75,000,000 shares authorized, 48,894,922 issued and 48,894,922. outstanding. During the year ended June 30, 2022, GRASS QOZF issued 178,776 shares of common stock for $357,552. Proceeds on the sale or exchange of shares in excess of par value are recorded as additional paid-in capital.

Note 10 - OBLIGATIONS UNDER OPERATING LEASE

The Company leases land from the Silver Springs Airport in Lyon County, Nevada under a lease agreement dated May 8, 2018, and amended on September 11, 2019. The amended lease agreement provides for monthly rents of $4,612 from August 7, 2018, through August 7, 2019, then monthly rents of $5,611 from September 7, 2019, to September 7, 2025. Rents for the balance of the term beginning September 7, 2025, shall be increased every five (5) years based upon the initially agreed annual sum of $65,340 by the average of the annual Consumer Price Index (CPI) for the immediately prior five (5) year period.

Due to the uncertainty of future CPI increases, no future minimum lease payments after September 7, 2025, have been calculated.

The Company also leases office space in Reno, Nevada pursuant to an agreement dated April 1, 2020, and renewed on December 1, 2020. The terms of both agreements are for six (6) months and provides for monthly rents of $699.

Future minimum lease payments under the operating leases, for the remaining terms of the leases, and in the aggregate are as follows at:

	June 30, 2022	June 30, 2021
2022	$–	$67,332
2023	67,332	67,332
2024	67,332	67,332
2025	67,332	67,332
2026	11,222	11,222
	$213,218	$280,550

F-16

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 - DEFERRED TAX ASSET AND BENEFIT FOR INCOME TAXES

The net deferred tax asset and liability includes the following components at:

	June 30, 2022	June 30, 2021 (restated)
Deferred tax asset – net operating loss	$621,938	$362,714
Deferred tax liability	–	–
	$621,938	$362,714

The benefit for income taxes consists of the following at:

	June 30, 2022	June 30, 2021 (restated)
Federal tax liability	$–	$–
Deferred tax benefit arising from net operating losses	259,224	272,599
	$259,224	$272,599

As of June 30, 2022, management expects that there is a greater than 50% chance that the Company will be able to fully utilize the net operating loss incurred in the period ending June 30, 2022, consequentially no valuation allowance is deemed necessary.

At June 30, 2022, The Company had net operating loss carryforwards of approximately $2,975,495, of which $1,154,501 was attributable to GRASS QOZF, $623,063 was attributable to RAGSS, QOZB and $1,197,931 was attributable to Samsarg, Inc. These net operating losses can be carried forward indefinitely, however the Internal Revenue Code contains provisions which reduce or limit the availability and utilization of net operating loss carry forwards.

NOTE 12- ADVERTISING

The Company expenses the costs of advertising as advertising occurs. Advertising costs of $68,966 and $123,330 were incurred during the years ended June 30, 2022 and 2021, respectively.

NOTE 13- RELATED PARTY TRANSACTIONS

During the year ended June 30, 2022, one of the shareholders of the Company advanced $100,000 to the RAGSS QOZB, Inc. as an interest free, short-term advance.

F-17

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On October 28, 2022, the Board of directors of the Company, after discussion with management and its auditors, determined that the Company’s previously issued financial statements have a material misstatement as the Company did not properly expense deferred payroll expenses during the current year. After further analysis and discussions, the Company concluded that the prior year’s June 30, 2021, payroll expenses and accounts payable were understated by $102,811. It was also determined that the previously reported deferred tax asset and benefit for income taxes needed to be updated to reflect the restated net loss as well as for accumulated net operating losses from prior years. The Company has restated its financial statements and footnotes for the year ended June 30, 2021, to correct the misstatement noted above. Due to the change in the Company’s net loss for the year ended June 30, 2021, as a result of the misstatements noted above, the Company also restated the deferred tax asset and corresponding benefit for income taxes. As a result of restating the previously issued financial statements for the year ended June 30, 2021, the Company’s deferred tax asset increased by $131,224, accounts payable increased by $102,811, payroll expenses increased by $102,811, the income tax benefit decreased by $131,224 and its net loss decreased by $28,413.

	June 30, 2021
	As Reported	As Restated
Consolidated Balance Sheets
Deferred tax asset	$231,490	$362,714
Total assets	$3,151,624	$3,282,848

Accounts payable	$379,222	$482,033
Total current liabilities	$1,220,863	$1,323,674

Accumulated deficit	$(1,688,312)	$(1,659,899)
Total equity	$1,764,095	$1,792,508
Total liabilities and stockholders’ equity	$3,151,624	$3,282,848

	June 30, 2021
	As Reported	As Restated
Consolidated Statements of Operations
Contract labor and payroll	$564,018	$666,829
Total operating expenses	$1,147,042	$1,249,853
Loss from operations	$(1,147,042)	$(1,249,853)
Loss before income tax benefit	$(1,097,464)	$(1,200,275)
Income tax benefit	$141,375	$272,599
Net loss	$(956,089)	$(927,676)

F-18

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (CONTINUED)

	June 30, 2021
	As Reported	As Restated
Consolidated Statements of Changes in Stockholders’ Equity
Net loss	$(916,962)	$(888,549)
Accumulated deficit	$(1,688,312)	$(1,659,899)
Equity attributable to GRASS QOZF shareholders	$1,764,095	$1,792,508
Total equity	$1,764,095	$1,792,508

	June 30, 2021
	As Reported	As Restated
Consolidated Statements of Cash Flows
Net loss	$(956,089)	$(927,676)
(Increase) in deferred tax asset	$(141,375)	$(272,599)
Increase in accounts payable	$376,591	$479,402

NOTE 15 – GOING CONCERN

During the year ended June 30, 2022, the Company incurred a net loss of $1,013,474, and as of that date, the Company’s current liabilities exceeded its current assets by $2,303,614. These factors, as well as difficulties and delays experienced in the construction of the airplane hangar, supply chain disruptions caused by the COVID pandemic, and related delays in the Securities and Exchange Commission’s approval of the Company’s Reg-A filing which had prevented the Company from selling stock publicly, create uncertainty about the Company’s ability to continue as a going concern.

Management of the Company has evaluated these conditions and determined that with the approval of the Reg-A filing and the ability to issue stock publicly, and the rental income from leasing hanger space at the Fernley, Nevada airfield would alleviate the uncertainties. The financial statements do not include any adjustments that might be necessary should the Company not be able to continue as a going concern.

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 2, 2022, the date on which the financial statements were available to be issued.

F-19

Item 8. Exhibits

Number	Exhibit Description

2.1 (1)	Articles of Incorporation
2.2 (5)	Amended & Restated Bylaws
3.1(1)	Specimen Stock Certificate
4.1 (1)	Form of Subscription Agreement
6.1 (2)	Revolving Line of Credit Note
6.2 (2)	Technology Licensing – Platform Agreement with Capital2Market, LLC dated July 2, 2020
6.3 (2)	Consultancy Agreement with Capital2Market Consulting, LLC dated July 7, 2020
6.4 (3)	Amendment to Consultancy Agreement with Capital2Market Consulting, LLC dated January 21, 2021
6.6 (3)	Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated January 21, 2021
6.7 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 12, 2021
6.8 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 23, 2021
6.9 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 30, 2021
6.10 (6)	Broker-Dealer Onboarding Agent Engagement Agreement dated effective February 18, 2022 with Rialto Markets LLC

* Filed herewith

(1) Previously filed with the Company’s Form 1-A filed with the SEC on April 28, 2020.

(2) Previously filed with the Company’s Form 1-A/A filed with the SEC on July 24, 2020.

(3) Previously filed with the Company’s Form 1-A/A filed with the SEC on January 27, 2021.

(4) Previously filed with the Company’s Form 1-A/A filed with the SEC on April 16, 2021.

(5) Previously filed with the Company’s Form 1-U filed with the SEC on June 28, 2021.

(6) Previously filed with the Company’s Form POS Am. filed with the SEC on March 3, 2022.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

GRASS QOZF, Inc.

Date: November 8, 2022	By:	/s/ Don Harmer
Don Harmer
President and Treasurer (Principal Executive Officer and Principal Financial Officer, Principal Accounting Officer)

17